Exhibit 10.10

EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT (“Agreement”) is made and entered into effective as of September 28, 2020 (the “Effective Date”), by and between DASAN Zhone Solutions, Inc., a Delaware corporation (the “Company”), and Justin Ferguson (“Executive”).

WHEREAS, the Company desires to engage Executive as Chief Legal Officer of the Company and Executive desires to be so engaged by the Company in such positions, on the terms and conditions set forth and described herein; and

NOW, THEREFORE, in consideration of the premises and the mutual covenants and agreements herein contained, the parties agree as follows:

1.	Employment.

(a)Position and Duties.  The Company hereby agrees to employ Executive, and Executive hereby agrees to serve, subject to the provisions of this Agreement, as an employee of the Company in the positions of Chief Legal Officer.  Executive shall perform all services and acts necessary to fulfill the duties and responsibilities of his position and shall render such services on the terms set forth herein and shall report to the Company’s Chief Executive Officer (the “Chief Executive Officer”). In addition, Executive shall have such other executive and managerial powers and duties with respect to the Company as may reasonably be assigned to him by the CEO, to the extent consistent with his positions and status as set forth above.

(b)Time Commitment.  Executive agrees to devote substantially all of his business time, attention and energies to the performance of the duties assigned hereunder, and to perform such duties diligently, faithfully and to the best of his abilities. Subject to the terms of Section 11 below, this shall not preclude Executive from devoting time to personal and family investments or serving on community and civic boards, or participating in industry associations, provided such activities do not interfere with his duties to the Company, as determined in good faith by the Chief Executive Officer.  Executive agrees that he will not join any additional boards, other than community and civic boards (which do not interfere with his duties to the Company), without the prior approval of the Chief Executive Officer. Executive shall be subject to and comply with the policies and procedures generally applicable to officers of the Company to the extent the same are not inconsistent with any term of this Agreement.

2. Place of Performance.  Executive shall perform his duties and conduct his business at the principal executive offices of the Company, except for required travel on the Company’s business.

3. Compensation.

(a)Salary. The Company shall pay to Executive a base salary of $300,000 per year (the “Annual Salary”).  Executive’s Annual Salary shall be reviewed on at least an annual basis by the Board of Directors or its Compensation Committee, and shall be payable in accordance with the Company’s regular payroll practices.

(b)Bonus.  In addition to Executive’s Annual Salary, Executive shall be eligible to participate in a performance-based annual bonus program, to be earned and paid quarterly in equal installments.  Executive’s target annual bonus at full accomplishment of the Company’s goals will be $150,000.  Executive’s actual bonus will be based upon the overall results of the Company compared to the quarterly performance metrics as set forth in the annual operating plan approved by the Board of Directors for each year.  The annual bonus plan and the final payout will be approved by the Chief Executive Officer and is subject to change.

(d)Equity Awards.  On the Effective Date Executive’s acceptance of employment with the Company, Executive will be granted an option to purchase 37,500 shares of the Company’s common stock (the “Initial Option”) under the Company’s 2017 Incentive Award Plan (the “2017 Plan”).  On the Effective Date, Executive will also be granted 37,500 restricted stock units (the “Initial RSUs”) under the Company’s 2017 Incentive Award Plan (the “2017 Plan”).  The Initial Option will vest over a three year vesting schedule as follows: thirty-three percent

(33%) of the Initial Option will vest on the first (1st) anniversary of the Effective Date and the remainder will vest in twenty-four (24) equal monthly installments thereafter, subject to Executive’s continued employment through each such vesting date. The Initial Option will have an exercise price equal to the “Fair Market Value” per share of the Company’s common stock on the date of grant (and for this purpose, “Fair Market Value” as of the grant date shall mean the closing sales price for a share of common stock as quoted on the Nasdaq Stock Market system for such date or, if there is no closing sales price for a share of common stock on the grant date, the closing sales price for a share of common stock on the last preceding date for which such quotation exists, as reported in The Wall Street Journal or such other source as the Board of Directors or its Compensation Committee deems reliable).  The Initial RSUs will vest in three substantially equal annual installments on June 10, 2021, 2022 and 2023, subject to Executive’s continued employment through each such vesting date.  The Initial Option shall be subject to the terms and conditions of the award agreement pursuant to which the award is granted.  The Initial RSUs shall be subject to the terms and conditions of the 2017 Plan and the award agreement pursuant to which the award is granted.  The Initial Option is being granted to Executive as an inducement material to Executive’s entering into employment with the Company and are intended to constitute an “employment inducement” award under Nasdaq Marketplace Rule 5635(c)(4).  Executive shall be eligible to receive future equity awards as determined in the discretion of the Board of Directors.

4. Business Expenses. During the term of Executive’s employment, the Company will reimburse Executive for all ordinary and necessary business expenses incurred by him in connection with his employment, including any monthly expenses in connection with his mobile phone, upon timely submission by the Executive of receipts and other documentation in conformance with the Company’s normal procedures.

5. Vacation, Holidays and Sick Leave. During the term of Executive’s employment, Executive shall be entitled to paid vacation, paid holidays and sick leave in accordance with the Company’s standard policies for its officers.

6. Benefits. During the term of Executive’s employment, Executive shall be eligible to participate fully in all health benefits, insurance programs, pension and retirement plans and other employee benefit and compensation arrangements (collectively, the “Employee Benefits”) available to officers of the Company generally.

7. Termination of Employment.

(a)Notwithstanding any provision of this Agreement to the contrary, the employment of Executive hereunder shall terminate on the first to occur of the following dates:

(i)the date of Executive’s death or adjudicated incompetency;

(ii)the date on which Executive shall have experienced a Disability (as defined below), and the Company terminates Executive’s employment on account of Disability;

(iii)the date on which Executive’s employment is terminated by the Company for Cause (as defined below);

(iv)the date on which Executive’s employment is terminated by the Company for any reason other than the reasons set forth in (i) through (iii) above;

(v)the date on which Executive resigns his employment for Good Reason (as defined below); or

(vi)the date on which Executive resigns his employment for a reason other than Good Reason.

(b)For purposes of this Agreement, “Disability” shall mean an illness, injury or other incapacitating condition as a result of which Executive is substantially unable to perform the services required to be performed under this Agreement for (i) one hundred eighty (180) consecutive days; or (ii) a period or periods aggregating more than two hundred forty (240) days in any period of twelve (12) consecutive months. In the event the

Company seeks to terminate Executive’s employment due to Disability, the Company shall give notice to Executive of the termination of Executive’s employment for Disability. Executive agrees to submit to such medical examinations as may be necessary to determine whether a Disability exists, pursuant to such reasonable requests made by the Company from time to time. Any determination as to the existence of a Disability shall be made by a physician approved by the Board of Directors and by Executive (or, if Executive is unable to give such approval, by Executive’s representative), which approval shall not be unreasonably withheld by the Board of Directors or Executive.

(c)For purposes of this Agreement, “Cause” shall mean the occurrence of any of the following events:

(i)Executive’s willful or continual failure to substantially perform his duties with the Company or any subsidiary or affiliate, or any failure to carry out, or comply with, in any material respect any lawful and reasonable directive of the Board of Directors consistent with the terms of this Agreement, which failure continues for fifteen (15) days following Executive’s receipt of written notice from the Chief Executive Officer stating with specificity the duties the Board of Directors has reasonably determined Executive to have willfully or continually failed to substantially perform or such failure;

(ii)Executive’s conviction of, guilty plea to, or entry of a nolo contendere plea to a felony or a crime of moral turpitude or commission of an act of fraud, embezzlement or misappropriation against the Company or any subsidiary or affiliate;

(iii)Executive’s engagement in willful or reckless misconduct that has caused or is reasonably likely to cause demonstrable and material financial injury to the Company or any subsidiary or affiliate; or

(iv)Executive’s willful and material breach of this Agreement, which breach remains uncured (if capable of being cured) for fifteen (15) days following Executive’s receipt of written notice from the Chief Executive Officer stating with specificity those provisions of this Agreement which Executive has breached.

For purposes of Sections 7(c)(i), (iii) and (iv), an act on Executive’s part shall not be deemed “willful,” “reckless,” or “continual” if done by Executive in good faith and with reasonable belief that the act was in the best interest of the Company.

(d)For purposes of this Agreement, “Good Reason” shall mean the occurrence of any of the following events without the Executive’s consent:

(i)a material diminution in Executive’s base compensation;

(ii)a material diminution in Executive’s authority, duties or responsibilities, including a requirement that Executive report to a corporate officer or employee instead of reporting directly to the Chief Executive Officer;

(iii)a material change in the geographic location at which Executive must perform his duties; provided that neither the requirement that Executive work from the Company’s offices in Plano, Texas or

(iv)any other action or inaction that constitutes a material breach by the Company of its obligations to Executive under this Agreement.

Notwithstanding the foregoing, Good Reason shall only exist if Executive shall have provided the Company with ninety (90) days written notice of the initial occurrence of any of the foregoing events or conditions, and the Company fails to eliminate the conditions constituting Good Reason within thirty (30) days after receipt of written notice of such event or condition from Executive. Executive’s termination by reason of resignation from employment with the Company for Good Reason shall be treated as involuntary.  Executive’s resignation from employment with the Company for Good Reason must occur within six (6) months following the initial existence of the act or failure to act constituting Good Reason.

(e)Upon termination of Executive’s employment for any reason, unless otherwise specified in a written agreement between Executive and the Company, Executive shall be deemed to have resigned from all offices, directorships, and other employment positions if any, then held with the Company, and shall take all actions reasonably requested by the Company to effectuate the foregoing.

8. Compensation in Event of Termination.  The Company and Executive acknowledge that Executive’s employment is and shall continue to be at-will, as defined under applicable law, and that Executive’s employment with the Company may be terminated by either party at any time for any or no reason, with or without notice.  If Executive’s employment terminates for any reason, Executive shall not be entitled to any payments, benefits, damages, awards or compensation other than as provided in this Agreement.  Executive’s employment under this Agreement shall be terminated immediately on the death of Executive.  Upon termination of Executive’s employment for any reason, the Company shall have no further obligation to Executive except to pay the amounts set forth in this Section 8.

(a)In the event Executive’s employment is terminated pursuant to Sections 7(a)(i), (ii), (iii) or (vi), Executive or his estate, conservator or designated beneficiary, as the case may be, shall be entitled to payment of any earned but unpaid Annual Salary through the date of termination, as well as any accrued vested benefits and unreimbursed business expenses to which Executive is entitled. Following any such termination, neither Executive nor his estate, conservator or designated beneficiary shall be entitled to receive any other payment provided for hereunder with respect to any period after such termination, except as Executive may otherwise be entitled pursuant to any employee benefit plan.

(b)In the event Executive’s employment is terminated pursuant to Section 7(a)(iv) or (v), Executive shall be entitled to receive, as his sole and exclusive remedy, (i) payment of any earned but unpaid Annual Salary through the date of termination, as well as any accrued vested benefits and unreimbursed business expenses to which Executive is entitled; (ii) a lump sum payment equal to Executive’s Annual Salary as in effect immediately prior to the date of termination (the “Severance Payment”); and (iii) the sum of (x) full acceleration of all outstanding equity awards held by Executive and (y) an amount equal to the bonus earned by Executive pursuant to Section 3(b) for the calendar quarter in which the date of such termination occurs to be determined based on actual performance for such quarter, and (iv) if the Executive elects COBRA continuation coverage of medical and/or dental benefits and payments for the twelve (12) months following the date of termination, the Company will pay such COBRA premiums (the “COBRA Benefits”).  Notwithstanding the foregoing, Executive will not receive the Severance Payment, the Equity Acceleration, or the COBRA Benefits if he does not sign a release of claims against the Company in a form reasonably acceptable to the Company within fifty (50) days following his date of termination, or he revokes the release.  The Severance Payment will be made on the eighth (8th) day following the effective date of the release; provided that, subject to Section 8(d), in no event will the Severance Payment be made beyond the date specified in the first section of Section 8(c) below.

(c)This Agreement is not intended to provide for any deferral of compensation subject to Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), and, accordingly, the severance payments payable under Section 8(b)(ii) shall be paid no later than the later of:  (i) the fifteenth (15th) day of the third month following Executive’s first taxable year in which such severance benefit is no longer subject to a substantial risk of forfeiture, and (ii) the fifteenth (15th) day of the third month following the first taxable year of the Company in which such severance benefit is no longer subject to a substantial risk of forfeiture, as determined in accordance with Code Section 409A and any Treasury Regulations and other guidance issued thereunder. To the extent applicable, this Agreement shall be interpreted in accordance with Code Section 409A and Department of Treasury regulations and other interpretive guidance issued thereunder.  To the extent that any provision in this Agreement is ambiguous as to its compliance with Section 409A of the Code, the provision shall be read in such a manner that no payments payable under this Agreement shall be subject to an “additional tax” as defined in Section 409A(a)(1)(B) of the Code.  Each series of installment payments made under this Agreement is hereby designated as a series of “separate payments” within the meaning of Section 409A of the Code.  For purposes of this Agreement, all references to Executive’s “termination of employment” shall mean Executive’s “separation from service” (as defined in Treasury Regulation Section 1.409A-1(h)) (“Separation from Service”).

(d)Notwithstanding anything to the contrary in this Agreement, if at the time of Executive’s Separation from Service with the Company Executive is a “specified employee” as defined in Code Section 409A, as determined by the Company in accordance with Code Section 409A, to the extent that the payments or benefits under this Agreement are subject to Code Section 409A and the delayed payment or distribution of all or any portion of such amounts to which Executive is entitled under this Agreement is required in order to avoid a prohibited distribution under Code Section 409A(a)(2)(B)(i), then such portion shall be paid or distributed to Executive during the thirty (30) day period commencing on the earlier of (i) the date that is six (6) months following Executive’s Separation from Service, (ii) the date of Executive’s death, or (iii) the earliest date as is permitted under Code Section 409A.

9. Representations.

(a)The Company represents and warrants that this Agreement has been authorized by all necessary corporate action of the Company and is a valid and binding agreement of the Company enforceable against the Company in accordance with its terms.

(b)The Executive represents and warrants that he is not a party to any agreement or instrument which would prevent him from entering into or performing his duties in any way under this Agreement.

10. Confidentiality; Assignment of Inventions; Background Check.  As a condition to the effectiveness of the Agreement, Executive will enter into the Company’s standard Employee Proprietary Information and Inventions Assignment Agreement, a copy of which is attached hereto as Exhibit A (the “Proprietary Rights Agreement”), which Proprietary Rights Agreement is incorporated herein by reference, and hereby agrees to comply with the terms and conditions thereof during the term of Executive’s employment and thereafter in accordance with its terms.  In the event of a conflict between the terms of this Agreement and the terms of the Proprietary Rights Agreement, the terms of this Agreement shall prevail and take precedence over the terms of the Proprietary Rights Agreement.  A further condition of the effectiveness of the Agreement is the satisfactory completion of a credit and/or criminal background check.

11. Restrictive Covenants. Executive agrees to fully comply with the covenants set forth in this Section 11 (the “Restrictive Covenants”). Executive further acknowledges and agrees that the Restrictive Covenants are reasonable and necessary to protect the Company’s legitimate business interests, including its Proprietary Information (as defined in the Proprietary Rights Agreement) and goodwill.

(a)During the term of Executive’s employment with the Company, and for a period of one year immediately following the termination of such employment (the “Non-Competition Restricted Period”), Executive will not, directly or indirectly, for Executive’s own benefit or for the benefit of any other individual or entity other than the Company: (i) operate, conduct, or engage in, or prepare to operate, conduct, or engage in the Business (as defined below), (ii) own, finance, or invest in (except as the holder of not more than one percent of the outstanding stock of a publicly-held company) any Business, or (iii) participate in, render services to, or assist any person or entity that engages in or is preparing to engage in the Business in any capacity (whether as an employee, consultant, contractor, partner, officer, director, or otherwise) (x) which involves the same or similar types of services Executive performed for the Company at any time during the last two years of Executive’s employment with the Company or (y) in which Executive could reasonably be expected to use or disclose Proprietary Information, in each case (i), (ii), or (iii) in the Restricted Territory (as defined below).

(b)During the term of Executive’s employment with the Company, and for a period of one year immediately following the termination of such employment for any reason (the “Non-Solicitation Restricted Period”), Executive will not, directly or indirectly, for Executive’s own benefit or for the benefit of any other individual or entity: (i) employ or hire any Company Personnel (as defined below) in any capacity (whether as an employee, contractor, consultant or otherwise); (ii) solicit or attempt to solicit for employment or hire any Company Personnel in any capacity; (iii) entice or induce any Company Personnel to leave his or her or their employment with the Company; or (iv) otherwise negatively interfere with the Company’s relationship with any Company Personnel. Notwithstanding the foregoing, a general solicitation or advertisement for job opportunities that Executive may publish without targeting any Company Personnel shall not be considered a violation of Section 11(b)(ii).

(c)During the Non-Solicitation Restricted Period, Executive will not, directly or indirectly, for Executive’s own benefit or for the benefit of any other individual or entity: (i) solicit business from, or offer to provide products or services that are similar to any product or service provided or that could be provided by the

Company or that are otherwise competitive with the Business to, any Company Customer (as defined below); (ii) cause or encourage any Company Customer to reduce or cease doing business with the Company, or (iii) otherwise negatively interfere with the Company’s relationships with any Company Customer.

(d)At any time, the Company may in its sole discretion elect to waive any or part of the Restrictive Covenants, provided any such waiver is expressly agreed to in writing by the Board of Directors.

(e)Definitions. As used in the Restrictive Covenants:

(i)“Business” shall mean any business or part thereof that develops, manufactures, markets, licenses, sells or provides any product or service that competes with any product or service developed, manufactured, marketed, licensed, sold or provided, or planned to be developed, manufactured, marketed, licensed, sold or provided, by the Company, in each case at any time during Executive’s employment with the Company.

(ii)“Company Customer” shall mean any individual or entity who (A) is, or was at any time during the one year period prior to the termination of Executive’s employment with the Company, a customer, supplier, or vendor of the Company of whom Executive learned, with whom Executive had business contact or about whom Executive obtained Proprietary Information (as defined in the Proprietary Rights Agreement) at any time during Executive’s employment with the Company, or (B) is a prospective customer, supplier, or vendor of the Company of whom Executive learned, with whom Executive had business contact, or about whom Executive obtained Proprietary Information as part of a solicitation of business on behalf of the Company at any time during the one year period prior to Executive’s termination of employment with the Company.

(iii)“Company Personnel” shall mean any individual or entity who is or was at any time during the six-month period prior to Executive’s solicitation or other activity prohibited by Section 11(b), employed or engaged (whether as an employee, consultant, independent contractor or in any other capacity) by the Company.

(iv)“Restricted Territory” shall mean each city, county, state, territory and country in which (A) Executive provided services or had a material presence or influence at any time during the last two years of Executive’s employment with the Company or (B) the Company is engaged in or has plans to engage in the Business as of the termination of Executive’s employment with the Company.

12. Rights and Remedies upon Breach. In the event Executive breaches, or threatens to commit a breach of, any of the provisions of this Agreement, the Company and its subsidiaries, affiliates, successors or assigns shall have the following rights and remedies, each of which shall be independent of the others and severally enforceable, and each of which shall be in addition to, and not in lieu of, any other rights or remedies available to the Company or its subsidiaries, affiliates, successors or assigns at law or in equity under this Agreement or otherwise:

(a)Specific Performance. The right and remedy to have each and every one of the covenants in this Agreement specifically enforced and the right and remedy to obtain injunctive relief, it being agreed that any breach or threatened breach of any of the restrictive covenants and agreements contained herein would cause irreparable injury to the Company and its subsidiaries, affiliates, successors or assigns and that money damages would not provide an adequate remedy at law to the Company and its subsidiaries, affiliates, successors or assigns.

(b)Accounting. The right and remedy to require Executive to account for and pay over to the Company and its subsidiaries, affiliates, successors or assigns, as the case may be, all compensation, profits, monies, accruals, increments or other benefits derived or received by Executive that result from any transaction or activity constituting a material breach of this Agreement, except that Executive shall be required to account for and pay over the aforementioned compensation, profits, monies, accruals, increments or other benefits only pursuant to an award rendered by an arbitrator and entered in a court of competent jurisdiction, as set forth in Paragraph 22 herein, which finds that Executive materially breached this Agreement and owes the Company such amounts as a result of the material breach.

(c)Cessation of Payments.  The right to cease all severance payments to Executive hereunder.

(d)Enforceability in all Jurisdictions.  Executive intends to and hereby confers jurisdiction to enforce each and every one of the covenants and agreements contained herein upon the courts of any jurisdiction within the geographic scope of such covenants and agreements. If the courts of any one or more of such jurisdictions hold any such covenant or agreement unenforceable by reason of the breadth or such scope or otherwise, it is the intention of Executive and the Company that such determination shall not bar or in any way affect the Company’s or any of its subsidiaries’, affiliates’, successors’ or assigns’ right to the relief provided above in the courts of any other jurisdiction within the geographic scope of such covenants and agreements, as to breaches of such covenants and agreements in such other respective jurisdictions, such covenants and agreements as they relate to each jurisdiction being, for this purpose, severable into diverse and independent covenants and agreements.

(e)Whistleblower Provision. Nothing herein is intended to or shall prevent Executive from communicating directly with, cooperating with, or providing information to, any federal, state or local government regulator, including, but not limited to, the U.S. Securities and Exchange Commission, the U.S. Commodity Futures Trading Commission, or the U.S. Department of Justice. Executive acknowledges that the Company has provided Employee with the following notice of immunity rights in compliance with the requirements of the Defend Trade Secrets Act: (i) Executive shall not be held criminally or civilly liable under any Federal or State trade secret law for the disclosure of proprietary information of the Company that is made in confidence to a Federal, State, or local government official or to an attorney solely for the purpose of reporting or investigating a suspected violation of law, (ii) Executive shall not be held criminally or civilly liable under any Federal or State trade secret law for the disclosure of proprietary information of the Company that is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal and (iii) if Executive files a lawsuit for retaliation by the Company for reporting a suspected violation of law, Executive may disclose the proprietary information to Executive’s  attorney and use the proprietary information in the court proceeding, if Executive files any document containing the proprietary information under seal, and does not disclose the proprietary information, except pursuant to court order.

13. Binding Agreement. This Agreement is a personal contract and the rights and interests of the Executive hereunder may not be sold, transferred, assigned, pledged, encumbered, or hypothecated by him. This Agreement shall inure to the benefit of and be enforceable by the Executive and his personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees. If the Executive should die while any amount would still be payable to him hereunder had the Executive continued to live, all such amounts, unless otherwise provided herein, shall be paid in accordance with the terms of this Agreement to his devisee, legatee or other designee or, if there is no such designee, to his estate. This Agreement shall be binding upon and shall by its terms automatically be assigned to any successor in interest to the Company in a change in control, including but not limited to any entity that acquires substantially all of the assets, capital stock or operations of the Company.

14. Return of Company Property. Executive agrees that following the termination of his employment for any reason, he shall return all property of the Company, its subsidiaries, affiliates and any divisions thereof he may have managed which is then in or thereafter comes into his possession, including, but not limited to, documents, contracts, agreements, plans, photographs, books, notes, electronically stored data and all copies of the foregoing as well as any materials or equipment supplied by the Company to Executive.

15. Entire Agreement. This Agreement, together with the Proprietary Rights Agreement, contains all the understandings between the parties hereto pertaining to the matters referred to herein, and supersedes all undertakings and agreements, whether oral or in writing, previously entered into by them with respect thereto. Executive represents that, in executing this Agreement, he does not rely and has not relied upon any representation or statement not set forth herein made by the Company with regard to the subject matter, bases or effect of this Agreement or otherwise.

16. Amendment or Modification, Waiver. No provision of this Agreement may be amended or waived unless such amendment or waiver is agreed to in writing, signed by Executive and by a duly authorized officer of the Company. The failure of either party to this Agreement to enforce any of its terms, provisions or covenants shall not be construed as a waiver of the same or of the right of such party to enforce the same. Waiver by either party hereto of any breach or default by the other party of any term or provision of this Agreement shall not operate as a waiver of any other breach or default.

17. Notices. Any notice to be given hereunder shall be in writing and shall be deemed given when delivered personally, sent by courier or fax or registered or certified mail, postage prepaid, return receipt requested, addressed to Executive at the most recent address on the Company’s payroll records and to the Company at its principal executive office, addressed to the Chairman of the Board, or to such other address as either party may subsequently give notice of hereunder in writing.  Any notice delivered personally or by courier under this Section 17 shall be deemed given on the date delivered and any notice sent by telecopy or registered or certified mail, postage prepaid, return receipt requested, shall be deemed given on the date telecopied or mailed.

18. Severability. In the event that any one or more of the provisions of this Agreement shall be held to be invalid, illegal or unenforceable, the validity, legality and enforceability of the remainder of the Agreement shall not in any way be affected or impaired thereby. Moreover, if any one or more of the provisions contained in this Agreement shall be held to be excessively broad as to duration, activity or subject, such provisions shall be construed by limiting and reducing them so as to be enforceable to the maximum extent allowed by applicable law.

19. Survivorship. The respective rights and obligations of the parties hereunder, including but not limited to Executive’s obligations under Sections 10, 11 and 12, shall survive any termination of Executive’s employment or this Agreement to the extent necessary to the intended preservation of such rights and obligations.

20. Each Party the Drafter. This Agreement and the provisions contained in it shall not be construed or interpreted for or against any party to this Agreement because that party drafted or caused that party’s legal representative to draft any of its provisions.

21. Governing Law; Venue. This contract shall be governed by the laws of the State of Texas, without reference to any conflicts of laws rules that would result in the application of the substantive laws of any other jurisdiction.  The parties irrevocably submit to the non-exclusive jurisdiction of the state and federal courts having jurisdiction over disputes arising in Collin County, Texas, in any action to enforce an arbitration award or any other suit brought hereunder.  Each party hereby agrees that any such court shall have in personam jurisdiction over it and consents to service of process in any manner authorized by Texas law.

22. Binding Arbitration.  Except as provided in Section 12(a) of this Agreement, any dispute, claim or controversy based on, arising out of or relating to Executive’s employment or this Agreement shall be settled by final and binding arbitration in Collin County, Texas, before a single neutral arbitrator in accordance with the employment arbitration rules (the “Rules”) of the Judicial Arbitration and Mediation Services/Endispute (“JAMS”) and the Federal Arbitration Act, 9 U.S.C. Sec. 1, et seq., and judgment on the award rendered by the arbitrator may be entered in any court having jurisdiction. The Rules may be found online at www.jamsadr.com and will be provided to Executive upon request.   Arbitration may be compelled pursuant to the Federal Arbitration Act or applicable state law. If the parties are unable to agree upon an arbitrator, one shall be appointed by JAMS in accordance with its Rules.  Subject to Section 23 below, each party shall pay the fees of its own attorneys, the expenses of its witnesses and all other expenses connected with presenting its case.  Other costs of the arbitration, including the cost of any record or transcripts of the arbitration, JAMS’ administrative fees, the fee of the arbitrator, and all other fees and costs, shall be borne by the Company.  This Section 22 is intended to be the exclusive method for resolving any and all claims by the parties against each other for payment of damages under this Agreement or relating to Executive’s employment; provided, however, that Executive shall retain the right to file administrative charges with or seek relief through any government agency of competent jurisdiction, and to participate in any government investigation, including but not limited to (a) claims for workers’ compensation, state disability insurance or unemployment insurance; (b) claims for unpaid wages or waiting time penalties brought before any similar state agency in any applicable jurisdiction; provided, however, that any appeal from an award or from denial of an award of wages and/or waiting time penalties shall be arbitrated pursuant to the terms of this Agreement; and (c) claims for administrative relief from the United States Equal Employment Opportunity Commission and/or any similar state agency in any applicable jurisdiction’.  This Agreement shall not limit either party’s right to obtain any provisional remedy, including, without limitation, injunctive or similar relief, from any court of competent jurisdiction as may be necessary to protect their rights and interests pending the outcome of arbitration, in any court of competent jurisdiction.  Seeking any such relief shall not be deemed to be a waiver of such party’s right to compel arbitration.  Both Executive and the Company expressly waive their right to a jury trial.

23. Attorney Fees. In the event that any dispute between the Company and Executive should result in arbitration, the arbitrator may award to one or more of the Prevailing Persons (as defined below) such reasonable attorney fees, costs and expenses, as determined by the arbitrator. Any judgment or order enforcing such arbitration may, in the discretion of the court entering such judgment or order contain, a specific provision providing for the recovery of attorney fees and costs incurred in enforcing such judgment or order and an award of prejudgment interest from the date of the breach at the maximum rate of interest allowed by law. For the purposes of this Section 23:

(a)“attorney fees” shall include, without limitation, attorney fees incurred in the following:

(i)arbitration;

(ii)post-arbitration order or judgment motions;

(iii)contempt proceedings;

(iv)garnishment, levy, and debtor and third party examinations;

(v)discovery; and

(vi)bankruptcy litigation;

(b)“Prevailing Person” shall mean any person who is determined by the arbitrator in the proceeding to have prevailed or who prevails by dismissal, default or otherwise.

24. Headings. All descriptive headings of sections and paragraphs in this Agreement are intended solely for convenience, and no provision of this Agreement is to be construed by reference to the heading of any section or paragraph.

25. Counterparts; Facsimile or .pdf Signatures. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. A facsimile, PDF (or any electronic signature complying with the U.S. federal ESIGN Act of 2000, e.g., www.docusign.com) or any other type of copy of an executed version of this Agreement signed by a party is binding upon the signing party to the same extent as the original of the signed agreement.

26.Code Section 409A.

(a)Any reimbursement of expenses or in-kind benefits payable under this Agreement shall be made in accordance with Treasury Regulation Section 1.409A-3(i)(1)(iv) and shall be paid on or before the last day of Executive’s taxable year following the taxable year in which Executive incurred the expenses.  The amount of expenses reimbursed or in-kind benefits payable in one year shall not affect the amount eligible for reimbursement or in-kind benefits payable in any other taxable year of Executive’s, and Executive’s right to reimbursement for such amounts shall not be subject to liquidation or exchange for any other benefit.

(b)In the event that the amounts payable under Section 8(b)(ii) are subject to Section 409A of the Code and the timing of the delivery of Executive’s release could cause such amounts to be paid in one or another taxable year, then notwithstanding the payment timing set forth in such Section, such amounts shall not be payable until the later of (i) the payment date specified in such section or (ii) the first business day of the taxable year following the Executive’s “separation from service.”

27.Withholding.  All applicable withholding taxes shall be deducted from any payments to Executive hereunder.

28.Knowing and Voluntary. Executive represents and agrees that, prior to signing this Agreement, Executive has discussed the terms of this Agreement with legal counsel of his choosing. Executive further represents and agrees that he is entering into this Agreement knowingly and voluntarily. Executive affirms that no promise was made to cause him to enter into this Agreement, other than what is promised in this Agreement. Executive further confirms that he has not relied upon any other statement or representation by anyone other than what is in this Agreement as a basis for his agreement.

(Signature Page Follows)

IN WITNESS WHEREOF, the parties hereto have executed this Agreement effective as of the date first written above.

DASAN Zhone Solutions, Inc.		EXECUTIVE

By:	/s/ Charlie Vogt	/s/ Justin Ferguson
Name:	Charlie Vogt	Name: Justin Ferguson
Title:	Chief Executive Officer

EXHIBIT A

Employee PROPRIETARY INFORMATION AND INVENTIONS Assignment Agreement

[Attached]